Exhibit 99.1

Sealed Air Corporation 200 Riverfront Boulevard Elmwood Park, NJ 07407

for release: October 3, 2011	Contact: Amanda H. Butler 201-703-4210
SEALED AIR COMPLETES ACQUISITION OF DIVERSEY HOLDINGS, INC.
Creates New Global Leader in Food Safety and Security,
Facility Hygiene and Product Protection
     ELMWOOD PARK, N.J., Monday, October 3, 2011 — Sealed Air Corporation (NYSE:SEE) announced today that it has completed its previously announced acquisition of Diversey Holdings, Inc. (“Diversey”), a leading solutions provider to the global cleaning and sanitation market. Under the terms of the agreement, Diversey shareholders will receive $2.1 billion in cash and 31.7 million shares of Sealed Air common stock valued at $16.70 per share for a total consideration to shareholders of $2.6 billion. Diversey, based in Sturtevant, Wisconsin, with approximately 10,000 employees and 2010 net sales of $3.1 billion, joins Sealed Air as a reportable segment. The leadership teams of both Diversey and Sealed Air will remain in their roles as integration planning continues.
     The acquisition brings together two complementary, leading global organizations focused on protection. Sealed Air now offers the most comprehensive portfolio of solutions and industry expertise in food safety and security, facility hygiene and product protection. Broader capabilities expand our ability to develop inventive end-to-end solutions for the food processing and food service industries, and we can now scale R&D resources, technologies and growth initiatives across a broader range of customers, geographies and applications. Further, we expect to achieve operational cost efficiencies and incremental growth opportunities in industrial and commercial sectors, which use shared distribution channels to reach similar customers.
     “I am pleased to formally welcome Diversey’s leadership team and employees to Sealed Air,” stated William V. Hickey, President and Chief Executive Officer of Sealed Air. “Today marks the beginning of an exciting new era of opportunity for Sealed Air, our employees, and the customers we serve. We are now a global leader in protection with inventive solutions in food safety and security, facility hygiene and product packaging that protect what we eat and drink, where we go, and the valuable goods we ship. We commit to deliver solutions that improve safety, efficiency and sustainability using our extensive infrastructure, world class manufacturing principles, expanded R&D capabilities and the tremendous expertise of our global team. We are excited to bring forward innovative solutions that will create measurable value for our customers, enhance the quality of life for consumers, and provide a cleaner and healthier environment for future generations.”

     Mr. Hickey continued, “Since announcing the transaction, we have been actively engaged in integration planning to ensure that our new organization is ready day-one to achieve a smooth internal integration and a seamless transition for our customers. And, we have stayed on track to meet our goals. Looking ahead, we are excited about our ability to accelerate development projects, achieve our synergy targets and enhance our financial profile, which will generate solid free cash flow and greater value for Sealed Air and our various stakeholders.”
Financial Matters
•	We successfully completed our previously announced syndication of two senior secured term loan facilities and a new revolving credit facility with a weighted average cost of debt at closing of 5.8%. Our total weighted average cost of new and existing debt at closing, excluding non-cash interest expense items such as the W. R. Grace settlement, is 6.2%. Our new senior secured facilities include:
•	a five-year $1.1 billion term loan A, which includes loans in U.S. dollars, Japanese yen, Canadian dollars and euros and bears interest at LIBOR or equivalent rate in the relevant currency plus 250 basis points (bps) per annum. These loans were sold to investors at 100.0% of their aggregate principal amounts;

•	a seven-year $1.2 billion term loan B with a $790 million component bearing interest at LIBOR plus 375 bps per annum and a U.S. dollar-equivalent 405 million component at EURIBOR plus 450 bps per annum. LIBOR and EURIBOR under this loan are subject to a 1.0% floor. The U.S. dollar and euro loans were sold to investors at 98.0% and 97.0% of their respective principal amounts; and

•	a $700 million revolving credit facility, which includes a $200 million tranche available in multiple currencies, and bears interest at LIBOR plus 250 bps per annum.
Additionally, we completed our offering of $750 million aggregate principal amount of 8.125% senior notes due 2019 and $750 million aggregate principal amount of 8.375% senior notes due 2021 (collectively the “Notes”). The Notes were sold to investors at 100.0% of their aggregate principal amount.

We used the net proceeds from the term loans and the offering of the Notes to finance a portion of the acquisition and related fees and expenses. The revolving credit facility replaces our previous $700 million global revolving credit facility and our €150 million European credit facility, which were terminated today.

The Notes and related guarantees have been offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act. The Notes have not been registered under the Securities Act, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption form, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.
•	Prior to the closing of the acquisition, we used cash on hand in the amount of approximately $263 million to purchase preferred stock of Diversey Holdings, Inc. (the “Preferred Stock Issuance”).

Diversey Holdings, Inc. elected to exercise its covenant defeasance option with respect to its 10.50% senior notes due 2020 (the “DHI Notes”) and Diversey, Inc. elected to exercise its covenant defeasance option with respect to its 8.25% senior notes due 2019 (the “DI Notes”).

In addition, Diversey Holdings, Inc. elected to redeem 35% of the aggregate accreted value of the DHI Notes using a portion of the proceeds of the Preferred Stock Issuance and Diversey, Inc. elected to redeem 35% of the aggregate principal amount of the DI Notes using a portion of the proceeds of the Preferred Stock Issuance that had been contributed to the equity capital of Diversey, Inc. Each such redemption will occur on November 2, 2011 (the “Redemption Date”).

On the Redemption Date, 35% of the DHI Notes will be redeemed at a price of 110.50% of their accreted value, plus accrued and unpaid interest to the Redemption Date. Additionally, 35% of the DI Notes will be redeemed at a price of 108.25% of their principal amount, plus accrued and unpaid interest to the Redemption Date. Following the completion of these redemptions on the Redemption Date, we expect that Diversey Holdings, Inc. and Diversey, Inc. will redeem the remainder of the DHI Notes and the DI Notes pursuant to the make-whole redemption provisions of the indentures governing the DHI Notes and the DI Notes.
•	As previously noted in our second quarter earnings release, we will continue to exclude the net earnings impact of the Diversey transaction from our full year 2011 non-U.S. GAAP Adjusted EPS guidance range. Our full year EPS guidance excludes Diversey financial results for the fourth quarter of 2011, acquisition costs relating to advisory, consulting, legal and appraisal fees, integration costs, financing fees and interest expense on the debt issued to finance the Diversey acquisition and to repay Diversey’s debt, and the issuance of 31.7 million shares of our common stock as part of the total consideration for the transaction.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Business
     Sealed Air is the new global leader in food safety and security, facility hygiene and product protection. With widely recognized and inventive brands such as Bubble Wrap® brand cushioning, Cryovac® brand food packaging solutions and Diversey® brand cleaning and hygiene solutions, Sealed Air offers efficient and sustainable solutions that create business value for customers, enhance the quality of life for consumers and provide a cleaner and healthier environment for future generations. On a pro forma basis, Sealed Air generated revenue of $7.6 billion in 2010 and has approximately 26,000 employees who serve customers in 175 countries. To learn more, visit www.sealedair.com.
Forward-Looking Statements
     This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words as “anticipates,” “expects,” “will” and similar expressions. A variety of factors may cause actual results to differ materially from these expectations, including economic conditions and legal proceedings. For more extensive information, see “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as may be revised and updated by our Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K.
     While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise.